Free Writing Prospectus	Filed pursuant to Rule 433
Dated May 6, 2015	Registration Nos. 333-196988
and 333-196988-03

CNH 2015-B *Full Pxing*

~$999.645mm CNH Equipment Trust (CNH) 2015-B

Jt. Leads: Citi (str), Rabo Securities, Wells Fargo	Cos: BMO, Barclays, BNP

CLS	$Amt(mm)	WAL	M/S	L.Final	BNCH	Pxing	YLD%	Cpn	Px
A-1	223.000	0.37	P-1/A-1+	06/03/16			0.380	0.38	100.00000
A-2a	250.250	1.14	Aaa/AAA	08/15/18	EDSF	+29	0.847	0.84	99.99375
A-2b	99.750	1.14	Aaa/AAA	08/15/18	1ML	+29			100.00000
A-3	286.000	2.51	Aaa/AAA	07/15/20	Inter	+29	1.377	1.37	99.99243
A-4	118.150	3.80	Aaa/AAA	04/15/22	Inter	+42	1.898	1.89	99.99802
B	22.495	3.84	A2/A+	10/17/22	Inter	+75	2.241	2.23	99.99775

*Settle:	05/13/15
*Format:	Public/SEC Registered
*First Pay Date:	06/15/15
*ERISA:	Yes
*Expected Ratings:	Moody’s / S&P
*Min Denoms:	$1,000 x $1
*Ticker:	CNH 2015-B
*Pxing Speed:	20% CPR to 10% Call
*Bill & Deliver:	Citi
*Timing:	Px’ed today
*DealRoadshow:	www.dealroadshow.com
*Passcode:	cnh15b
*Intexnet Details:	xCNHEQ15B PW: XXVU

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.